Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (333-264893 and 333-249458) and the Registration Statement on Form S-3 (333-268288) of IN8bio, Inc. of our report, dated March 30, 2023, on our audits of the financial statements of IN8bio, Inc. as of December 31, 2022 and 2021 and for the years then ended, which report appears in this Annual Report on Form 10-K of IN8bio, Inc. for the year ended December 31, 2022, which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern.

/s/ CohnReznick LLP

Tysons, Virginia

March 30, 2023